UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

BANDAG, INCORPORATED
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Filed by Bandag, Incorporated

        The company is filing this additional proxy material pursuant to Rule 14a-6 of the Securities Exchange Act of 1934, as amended. The company has filed a definitive proxy statement relating to the proposed merger with Grip Acquisition Corporation, a wholly owned subsidiary of Bridgestone Americas Holding, Inc., with the Securities and Exchange Commission. The company urges shareholders to read the definitive proxy statement as it contains important information about the proposed merger and the “participants” in the company’s proxy soliciation.

*  *  *

        As reported in a Form 8-K filed on March 27, 2007, the company and its board of directors agreed in principle on March 23, 2007 to settle the putative class action lawsuit currently pending in the Iowa District Court for Muscatine County, styled Plumbers & Pipefitters Local 572 Pension Fund v. Bandag, Inc., et al. (referred to as the “complaint”), which challenged the proposed merger of Grip Acquisition Corporation, a wholly owned subsidiary of Bridgestone Amercias Holding, Inc., with and into the company, with the company continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Bridgestone (referred to as the “merger”).

        Under the terms of the proposed settlement, all claims against the company and its board of directors by or on behalf of any member of the settlement class relating to the merger agreement and the proposed merger will be discharged and dismissed with prejudice. The settlement is subject to the successful completion of the merger, including any amendment to the merger agreement and to court approval. As part of the proposed settlement, the company, on behalf of itself and the other defendants in the action, has agreed to pay $610,000 to plaintiff’s counsel for their fees and expenses, subject to final approval of the proposed settlement and such fees by the court.

        In connection with the proposed settlement, the company provided additional disclosures recommended by plaintiff’s counsel in its proxy statement dated March 2, 2007 (referred to as the “proxy statement”), and the company agreed to modify and amend the merger agreement to shorten the number of days that Grip Acquisition has to propose amendments to the merger agreement in response to a “superior proposal” from five business days to four business days.

        Information concerning the proposed merger is set forth in, or incorporated by reference into, the proxy statement. The proxy statement is supplemented by, and should be read as part of, and in conjunction with, the following information filed in this document:

        1.     The information on pages 5 and 6 and on page 29 of the proxy statement relating to the complaint is supplemented with the information below.

        On December 8, 2006, a purported class action shareholder complaint was filed in the Muscatine County District Court in the State of Iowa (which we refer to as the “complaint”) by Plumbers and Pipefitters Local 572 Pension Fund, seeking to pursue a class action on behalf of all of our shareholders. The complaint names us, Martin G. Carver, our Chairman, President and Chief Executive Officer, and our other directors, Gary E. Dewel, R. Stephen Newman, Roy J. Carver, Jr., James R. Everline, Phillip J. Hanrahan and Amy P. Hutton, as defendants. The complaint alleges, among other things, that our directors breached their fiduciary duties of due care and good faith by failing to solicit bids from other potential bidders and failing to maximize shareholder value and by creating deterrents to third party offers. Among other things, the complaint seeks class action status, and a court order enjoining the consummation of the merger and directing the defendants to take appropriate steps to maximize shareholder value.

        On March 23, 2007, we and our board of directors agreed in principle to settle the complaint. Under the terms of the proposed settlement, contained in a memorandum of understanding dated March 23, 2007, all claims against us and our board of directors by or on behalf of any member of the settlement class relating to the merger agreement and the merger will be discharged and dismissed with prejudice. In connection with the proposed settlement, we provided additional disclosures recommended by plaintiff’s counsel in the proxy statement dated March 2, 2007, and we agreed to amend the merger agreement to shorten the number of days that Grip Acquisition has to propose amendments to the merger agreement in response to a “superior proposal” from five business days to four business days.

        The memorandum of understanding contemplates, subject to the completion of certain confirmatory discovery by counsel to the plaintiffs, that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to our shareholders and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the action being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us. As part of the proposed settlement, we have agreed to pay $610,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

        The proposed settlement will not affect the amount of the merger consideration that you are entitled to receive in the merger.

        We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuit, and specifically deny that any modifications to the merger agreement or any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger and the related transactions, to minimize the expense of defending the lawsuit, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the merger, we and our directors agreed to the settlement described above. We and the other defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of litigation and to fully and finally resolve the settled claims.

        2.     The information on pages 39 and 40 of the proxy statement relating to the solicitation of competing proposals is supplemented with the information below.

        The merger agreement provides that we, our subsidiaries and our respective officers and directors will not, and we will cause our and our subsidiaries’ employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a “takeover proposal” (as defined below);

•	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to us or any of our subsidiaries to, or otherwise cooperate with or assist any person in connection with a takeover proposal;

•	withdraw, modify or amend the recommendation of our board of directors in any manner adverse to Grip Acquisition;

•	approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a takeover proposal; or

•	resolve, propose or agree to do any of the following.

        However, at any time prior to the approval of the merger agreement by our shareholders, we may:

•	engage in discussions or negotiations with a person who has made a written takeover proposal not solicited in violation of our covenants not to solicit competing proposals if, prior to taking such action, (1) we enter into an acceptable confidentiality and standstill agreement with such person and (2) our board of directors determines in good faith (A) after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to result in a “superior proposal”) (as defined below) and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders under applicable laws;

•	furnish or disclose any non-public information relating to us or any of our subsidiaries to a person who has made a written takeover proposal not solicited in violation of our covenants not to solicit competing proposals if, prior to taking such action, our board of directors determines in good faith (1) after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to result in a superior proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders under applicable laws, but only so long as we (A) have caused such person to enter into an acceptable confidentiality and standstill agreement and (B) concurrently disclose such non-public information to Grip Acquisition if such non-public information has not previously been disclosed to Grip Acquisition;

•	withdraw, modify or amend our board of directors’ recommendation that our shareholders approve the merger agreement in a manner adverse to Bridgestone or Grip Acquisition, if our board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders under applicable laws; provided that, if such action is in response to or relates to a takeover proposal, then our board of directors may only change its recommendation that our shareholders approve the merger agreement (which we refer to as a “recommendation change”) after having complied with the provisions in the merger agreement relating to our board of directors’change of recommendation; or

•	in response to a takeover proposal not solicited in violation of our covenants not to solicit competing proposals that our board of directors has determined in good faith, after consultation with its outside financial advisor, constitutes a superior proposal after giving effect to all of the adjustments that may be offered by Grip Acquisition pursuant to the merger agreement, (1) effect a recommendation change or (2) terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, such termination to be effective only if in advance of or concurrently with such termination we pay a termination fee in the manner provided for in the merger agreement.

        We may not make a recommendation change or terminate the merger agreement unless: (A) our board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders under applicable laws, (B) we give Grip Acquisition prompt written notice advising Grip Acquisition of (i) the decision of our board of directors to take such action and (ii) the material terms and conditions of the takeover proposal, including the identity of the party making the takeover proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (C) we give Grip Acquisition four business days (or three business days in the event of each subsequent material revision to such takeover proposal) after delivery of such notice to propose revisions to the terms of the merger agreement (or make another proposal) and shall have negotiated in good faith with Grip Acquisition with respect to such proposed revisions or other proposal, if any, and (D) at the end of such period, our board of directors has determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Grip Acquisition, if any, after consultation with outside legal counsel, that (i) in the case of a recommendation change, failure to take such action would be inconsistent with its fiduciary obligations to our shareholders under applicable laws and (ii) in the case of a termination of the merger agreement, that the takeover proposal remains a superior proposal relative to the merger, as supplemented by any counterproposals made by Grip Acquisition.

        For purposes of the merger agreement, the term “takeover proposal” means any proposal or offer from any person or group of persons other than Bridgestone, Grip Acquisition or their affiliates relating to any direct or indirect acquisition or purchase of (1) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, (2) 15% or more of the equity interest in us (by vote or value), (3) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interest (by vote or value) in us, or (4) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (or any of our subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole).

        For purposes of the merger agreement, the term “superior proposal” means any bona fide written takeover proposal that our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation, which may be William Blair) to be more favorable (taking into account (1) any legal, financial, regulatory and other aspects of such takeover proposal and the merger and other transactions contemplated by the merger agreement deemed relevant by our board of directors, and (2) the anticipated timing, conditions (including financing conditions) and prospects for completion of such takeover proposal) to our shareholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by Bridgestone to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), except that the reference to “15%” in the definition of “takeover proposal” shall be deemed to be a reference to “50%.”

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